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                                                                     Exhibit 1.2

                               INDEMNITY AGREEMENT
                               -------------------
         This INDEMNITY AGREEMENT, dated as of August 10, 2000, by and between COSTAR GROUP, INC., a Delaware corporation having its principal offices at 2 Bethesda Metro Center, Bethesda, Maryland, (the "COMPANY"), each of the selling stockholders listed on Exhibit A (the "SELLING STOCKHOLDERS") and Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation having its principal offices at 277 Park Avenue, New York, New York 10172 ("DLJ").

                               W I T N E S S E T H:
                               - - - - - - - - - -
         WHEREAS, the Company has filed a registration statement (the "REGISTRATION STATEMENT") on Form S-3 (File No. 333-39490) relating to up to 1,233,855 shares (the "SHARES") of Common Stock, $.01 par value per share (the "COMMON STOCK") of the Company on behalf of the Selling Stockholders;

         WHEREAS, DLJ has agreed to sell the Shares in a firm underwriting on behalf of the Selling Stockholders (the "TRANSACTION");

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

         Indemnification:

         1. The Company agrees to indemnify and hold harmless DLJ and its affiliates, and their respective directors, officers, agents and employees and each person, if any, who controls DLJ within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "SECURITIES ACT") or Section 20 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); collectively, ("DLJ PARTIES"), from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with investigating or defending any matter, including any action, that could give rise to any such losses, claims, damages, liabilities or judgments) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereof), or the prospectus (as amended or supplemented) (the "PROSPECTUS"), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading (a "CLAIM"), except insofar as any Claim is based upon information relating to DLJ furnished to the Company in writing by DLJ expressly for use in the Registration Statement or Prospectus; provided, however, that the foregoing indemnity shall not inure to the benefit of the DLJ Parties to the extent any Claim is caused by DLJ's failure to send or give a copy of the Prospectus, but only if such Prospectus was delivered to DLJ, upon DLJ's request, by the Company on a timely basis to permit proper delivery on or prior to the closing date of any Transaction.

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         2. Each of the Selling Stockholders, severally and not jointly, agrees to indemnify and hold harmless the DLJ Parties from and against any and all Claims based upon information relating to such Selling Stockholders furnished to the Company in writing by or on behalf of such Selling Stockholder expressly for use in the Registration Statement or Prospectus; provided, however, that the foregoing indemnity shall not inure to the benefit of the DLJ Parties to the extent that any Claim is caused by DLJ's failure to send or give a copy of the Prospectus, but only if such Prospectus was delivered to DLJ, upon DLJ's request, by the Company on a timely basis to permit proper delivery on or prior to the closing date of any Transaction. The parties hereto hereby acknowledge that the only information relating to the Selling Stockholders furnished to the Company in writing by the Selling Stockholders as of the date of this Agreement is contained (along with other information as well) under the captions "Selling Stockholders", "Plan of Distribution" and on the cover page of the Prospectus.

         3. DLJ agrees to indemnify and hold harmless the Company and its affiliates, and their respective directors, officers, agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (the "COMPANY PARTIES"), and the Selling Stockholders and their respective partners and controlling persons from and against any and all Claims, but only insofar as such Claim is based upon information relating to DLJ furnished to the Company in writing by DLJ expressly for use in the Registration Statement or Prospectus. The parties hereto hereby acknowledge that the only information relating to DLJ furnished to the Company in writing by DLJ as of the date of this Agreement will be the information, if any, contained in a prospectus supplement to the prospectus contained in the Registration Statement.

         4. In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant to this agreement (the "INDEMNIFIED PARTY"), the indemnified party shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party shall assume the defense of such action, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all fees and expenses of such counsel, as incurred (except that in the case of any action in respect of which indemnity may be sought pursuant to both Sections 1 and 3, both Sections 2 and 3 or all three Sections, as the case may be, DLJ shall not be required to assume the defense of such action pursuant to this Section 4, but may employ separate counsel and participate in the defense thereof, but the fees and expenses of such counsel, except as provided below, shall be at the expense of DLJ).

         Any indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless
(i) the employment of such counsel shall have been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party shall have failed to assume the defense of such action or employ counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party, and the indemnified party shall have been advised by such counsel that there may be one or more

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legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party). In any such case, the indemnifying party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for (i) the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the DLJ Parties, (ii) the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Company Parties and (iii) the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Selling Stockholders, and all such fees and expenses shall be reimbursed as they are incurred.

         The indemnifying party shall indemnify and hold harmless the indemnified party from and against any and all Claims by reason of any settlement of any action (i) effected with its written consent or (ii) effected without its written consent if the settlement is entered into more than twenty business days after the indemnifying party shall have received a request from the indemnified party for reimbursement for the fees and expenses of counsel (in any case where such fees and expenses are at the expense of the indemnifying party) and, prior to the date of such settlement, the indemnifying party shall have failed to comply with such reimbursement request. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise of, or consent to the entry of judgment with respect to, any pending or threatened action in respect of which the indemnified party is or could have been a party and indemnity or contribution may be or could have been sought hereunder by the indemnified party, unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability on claims that are or could have been the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

         Contribution:

         5. To the extent the indemnification provided for in this Agreement is unavailable to an indemnified party or insufficient in respect of any Claim, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party, on the one hand, and the indemnified party, on the other hand, from the Transaction or (ii) if the allocation provided by clause 5(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 5(i) above but also the relative fault of the indemifying party, on the one hand, and indemnified party, on the other hand, in connection with the Claim, as well as any other relevant equitable considerations. The relative benefits received by a Selling Stockholder, on the one hand, and DLJ, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the Transaction (after deducting underwriting discounts and commissions, but before deducting

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expenses) received by a Selling Stockholder and the total underwriting discounts and commissions received by DLJ bear to the total price to the public of the Shares sold in a Transaction. The relative fault of the Company, a Selling Stockholder and DLJ shall be determined by reference to, among other things, whether the Claim relates to information supplied by the Company, such Selling Stockholder or DLJ, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the misstatement or omission or alleged misstatement or omission causing such Claim.

         The Company, the Selling Stockholders and DLJ agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the Claim referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such indemnified party in connection with investigating or defending any Claim.

         Notwithstanding the provisions of this Section 5, DLJ shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which DLJ has otherwise been required to pay by reason of such Claim.

         No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         6. The indemnity and contribution provisions contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any DLJ Parties, any Company Parties or the Selling Stockholders and (iii) acceptance of and payment for any of the Shares.

         Miscellaneous:

         7. The remedies provided for in this Agreement are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

         8. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a single instrument, with the same legal effect as if all signatures appeared on the same instrument.

         9. This Agreement, its enforcement, and any disputes among the parties hereto shall be governed by the law of the State of New York, excluding its conflict of laws rules, and its provisions shall be binding upon the parties hereto and their agents, officers, directors and assigns.

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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above mentioned.



                                       COSTAR GROUP, INC.

                                       By: _______________________________
                                            Name:
                                            Title:


                                       DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                       By:________________________________
                                            Name:
                                            Title:


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above mentioned.



                                       ________________________________
                                               Andrew C. Florance


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above mentioned.



                                       BLUE CHIP CAPITAL FUND LTD.
                                         PARTNERSHIP
                                       HENRY D. JAMISON
                                       HEITZMAN BUSINESS TRUST
                                       LESLIE L. JAMISON
                                       BENKERT BUSINESS TRUST
                                       CHURCH OF THE APOSTLES ATLANTA


                                       By:__________________________________
                                             Attorney-in-fact